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                                   EXHIBIT 99

                 COMPANY PRESS RELEASE DATED SEPTEMBER 10, 2007

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(FARMERS & MERCHANTS BANCORP, INC. LOGO)

                                                             NEWS RELEASE

FOR IMMEDIATE RELEASE                                        CONTACT:
SEPTEMBER 10, 2007                                           LYDIA A. HUBER
                                                             CORPORATE SECRETARY
                                                             (419) 446-2501

                   FARMERS & MERCHANTS TO ACQUIRE KNISELY BANK

     ARCHBOLD, OHIO . . . Farmers & Merchants Bancorp, Inc. (OTCBB: FMAO) and Knisely Financial Corp. ("Knisely") of Butler, Indiana announced today the execution of a definitive agreement under which Farmers & Merchants Bancorp ("F&M") will acquire Knisely's wholly-owned subsidiary Knisely Bank. At June 30, 2007, Knisely Bank had $46 million in assets in its 3 full-service offices in Butler, Auburn and St. Joe, Indiana. The transaction structure calls for Knisely Bank to be merged with and into The Farmers & Merchants State Bank ("F&M Bank"), the wholly-owned banking subsidiary of F&M. The financial terms of the transaction were not disclosed. It is anticipated that the merger will be completed late in the fourth quarter of 2007 or early in the first quarter of 2008, pending regulatory approvals, the approval of the shareholders of Knisely, and completion of other customary closing conditions.

     Commenting on this announcement, Paul Siebenmorgen, President and CEO of F&M stated: "Knisely Bank will be a great addition for Farmers & Merchants, allowing us to further expand our business in Indiana. We believe that Knisely shares a similar corporate culture and we are confident that our affiliation will create many benefits for our shareholders, our customers, and the communities we serve. We look forward to working together with Michael Ruch and the other officers and employees of Knisely Bank to continue to provide superior banking services to our new customers."

     "We are excited about the prospect of joining the Farmers & Merchants family," stated Lynn Brooks, Chairman of Knisely and Knisely Bank. "We felt it was important to partner with an organization which, like Knisely Bank, emphasizes a community banking philosophy and focuses on customer service." Michael Ruch, President and CEO of Knisely Bank, added "we are eager to affiliate with Farmers & Merchants, a significantly larger financial organization, which will allow us to provide expanded loan products and additional services to our existing and new customers in northeastern Indiana." Sondra Phillips, whose family helped found Knisely Bank and who has been a long-time shareholder and member of the Board of Directors of the Bank, also voiced her support for the transaction. "While change can at times be difficult, we all feel that

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Farmers & Merchants will continue to provide the touch that only a community bank can give to our customers and communities that we serve. I am very happy with the intended affiliation" said Ms. Phillips.

     The merger is expected to be accretive to earnings per share in the first full year of operations. Upon completion of the transaction, on a pro forma basis, using June 30, 2007 data, Farmers & Merchants Bancorp will have over $765 Million in assets, $545 Million in loans and $595 Million in deposits, with 18 offices in Ohio and Indiana.

     Austin Associates, LLC acted as financial adviser to Farmers & Merchants Bancorp and Renninger & Associates, LLC acted as financial adviser to Knisely Financial Corp. in connection with the transaction.

ABOUT FARMERS & MERCHANTS BANCORP, INC.

     With assets of approximately $720 million as of June 30, 2007, Farmers & Merchants Bancorp, Inc. is a bank holding company, whose banking subsidiary The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 15 offices with locations in Fulton, Williams, Henry, Defiance and Lucas counties of Northwest Ohio.

SAFE HARBOR STATEMENT

     Farmers & Merchants Bancorp, Inc. ("F&M") wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by F&M, including management's expectations and comments, may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M's SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC's website, www.sec.gov.